Exhibit 10.18(c)

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”) is entered into this 8th day of June, 2009, by and between Alex P. Marini, an individual (“Executive”), and Rexnord LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Executive has been employed as the Chief Executive Officer and President of the Water Management operating division of the Company pursuant to that certain Employment Agreement by and between Executive and the Company, dated as of February 7, 2007, as amended (the “Employment Agreement”); and

WHEREAS, Executive is retiring from his employment with the Company as of the Separation Date (as defined below) upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Executive and the Company agree as follows:

I. Resignation. Executive hereby irrevocably resigns as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates, effective as of September 30, 2009 (the “Separation Date”). On the Separation Date, Executive agrees that he shall confirm such resignation by executing the letter attached as Exhibit A hereto and promptly delivering such letter to the Company. The Company and its affiliates hereby accept such resignation, effective as of the Separation Date. The parties agree that the Employment Agreement shall continue to govern Executive’s employment relationship with the Company through the Separation Date and that all payments due to Executive from the Company after the Separation Date shall be determined under this Separation Agreement; provided, however, that Executive shall in no event be entitled to any increase in base salary, bonus, new equity incentive award or other long-term incentive opportunity after the date first set forth above, Executive shall in no event be entitled to terminate his employment with the Company for “Good Reason” under Section 7(c) of the Employment Agreement.

II. Consulting Agreement. On the Separation Date, Executive shall also execute the Consultant Agreement attached hereto as Exhibit B.

III. Termination of Employment Prior to Separation Date. In the event that Executive’s employment with the Company is terminated by the Company for Cause (as such term is defined in the Employment Agreement) prior to the Separation Date, this Separation Agreement, and the rights and obligations of the parties hereunder, shall terminate as of the date of such termination of employment and the Employment Agreement shall govern the rights and obligations of the parties with respect to such termination of employment.

IV. Severance; Stock Options. Provided that Executive remains employed by the Company through the Separation Date, the Company shall provide Executive with the following severance benefits:

(a) Upon or promptly following the Separation Date, the Company shall pay Executive any base salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Separation Date and any reimbursement due to Executive pursuant to Section 6 of the Employment Agreement.

(b) Executive shall be entitled to receive (i) the minimum pension benefit in accordance with and subject to the provisions of Section 5(c) of the Employment Agreement and (ii) the retiree medical benefit in accordance with and subject to the provisions of Section 5(d) of the Employment Agreement.

(c) Executive currently holds stock options with respect to 205,244 shares of common stock of Rexnord Holdings, Inc. (the “Options”), evidenced by that Non-Qualified Stock Option Agreement of Rexnord Holdings, Inc., dated as of April 19, 2007 (the “2007 Option Agreement”). As of the Separation Date, the Options shall cease vesting pursuant to Section 3.1(e) of the 2007 Option Agreement. Effective as of the Separation Date, notwithstanding Section 3.3(b) of the 2007 Option Agreement to the contrary, the Options, to the extent they have become vested as of the Separation Date, may continue to be exercised until the ninetieth (90th) day following the expiration of the Consulting Term (as defined in the Consultant Agreement), subject to earlier termination in accordance with Section 3.3(a) and 3.3(e) of the 2007 Option Agreement, and to the extent that the Options have not become vested as of the Separation Date, the then-unvested Options shall terminate as of such date. Except as modified by this paragraph (c), the Options shall remain subject to the terms and conditions of the 2007 Option Agreement and the Plan.

(d) This Section IV(d) shall apply notwithstanding anything else contained in this Separation Agreement to the contrary. As a condition precedent to Executive’s benefits under Section IV(c), (i) Executive shall have provided the Company (on or promptly after the Separation Date) with a valid, executed Supplemental Release Agreement in the form attached hereto as Exhibit C (or such other form, substantially similar to the form attached hereto as Exhibit C, as the Company may reasonably require in the circumstances) (the “Supplemental Release”), and such Supplemental Release shall not have been revoked by Executive pursuant to any revocation rights afforded by applicable law, and (ii) Executive shall have complied with the restrictive covenants referred to in Section IX hereof. The Company shall have no obligation to provide such benefit to Executive unless and until the Supplemental Release becomes irrevocable by Executive under the ADEA.

(e) Executive agrees that the payments contemplated by Sections IV(a), IV(b) and IV(c) shall constitute the exclusive and sole remedy for the termination of his employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and Executive acknowledge and agree that there is no duty of Executive to mitigate damages under this Agreement. All amounts paid to Executive pursuant to this Section IV shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

(f) To the extent that the benefits under Section IV(b)(ii) are taxable to Executive, any reimbursement payment due to Executive pursuant to such provisions shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits in Section IV(b)(ii) are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

V. Release. Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them (hereinafter together and collectively referred to as the “Releasees”) with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future own or hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any obligation created by or arising out of this Separation Agreement or the Consultant Agreement; (2) any rights as an owner of an equity interest in the Company, including without limitation, any rights under the Subscription Agreement, dated April 10, 2007 and Stockholders’ Agreement, dated July 21, 2006; (3) any right to indemnification that Executive may have pursuant to the Bylaws of the Company, its Certificate of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or under applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical or dental coverage that Executive may have under the Consolidated Omnibus Budget Reconciliation Act; or (6) any rights to payment of benefits that Executive may have under a retirement plan or plans intend to qualify under Section 401(a) of the Code. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993. Except for salary for the current pay period, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus or other wages), and usual benefits through the date of this Separation Agreement.

VI. Unknown Claims. It is the intention of Executive in executing this Separation Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.

VII. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the ADEA, which have arisen on or before the date of execution of this Separation Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

(b) He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

(c) He was given a copy of this Separation Agreement on June 8, 2009 and informed that he had twenty-one (21) days within which to consider the Separation Agreement and that if he wished to execute this Separation Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit D;

(d) Nothing in this Separation Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e) He was informed that he has seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement, and this Separation Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Separation Agreement or the Consulting Agreement.

VIII. No Transferred Claims. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

IX. Restrictive Covenants.

(a) Executive acknowledges and agrees that Executive’s obligations to the Company and to its affiliates pursuant to Sections 10, 11 and 12 of the Employment Agreement and Sections 4.1, 4.2, 4.3, 4.4 and 4.5 of the 2007 Option Agreement shall continue in effect in accordance with their respective terms notwithstanding anything in this Separation Agreement to the contrary. Such sections of the Employment Agreement and the 2007 Option Agreement are specifically incorporated herein by reference.

(b) Executive agrees to cooperate in any of the following types of activities related to any events or actions that occurred during or prior to the term of Executive’s employment with the Company: (i) any internal investigations by the Company; (ii) the defense of the Company and each of its subsidiaries and affiliates against any threatened or pending litigation; and (iii) any investigation or proceeding by any governmental agency or body. Furthermore, Executive agrees to cooperate in the prosecution of any claims and lawsuits brought by the Company or any of its subsidiaries or affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Executive’s employment with the Company. From and after the Separation Date, except as requested by the Company or as required by law, Executive shall not comment upon any (1) threatened or pending claim or litigation (including investigations or arbitrations) involving the Company or any of its subsidiaries or affiliates or (2) threatened or pending government investigation involving the Company or any of its subsidiaries or affiliates.

(c) Executive expressly agrees that the Company will or would suffer irreparable injury if he were to breach any of the provisions of this Section IX and that the Company would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Executive consents and stipulates to the entry of such injunctive relief prohibiting him from engaging in conduct which violates any of the provisions of this Section IX. Furthermore, in the event Executive breaches any of the provisions of this Section IX while he is receiving amounts under Section IV(b), Executive shall not be entitled to receive any future amounts pursuant to Section IV(b).

X. Miscellaneous

A. Retiree Medical Benefits. Executive is eligible to participate in the Zurn Non-Union pre and post-65 retiree medical programs, including Dental and Vision coverage, as provided by Rexnord. This benefit includes continuance of spousal medical benefits in the event of death of Employee. Consistent with the programs current administration, Rexnord reserves the right to change or terminate the program as a whole at any time.

B. Successors.

(i) This Separation Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive.

(ii) This Separation Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company or all or substantially all of the Company’s assets or to which the Company assigns this Separation Agreement by operation of law or otherwise.

C. Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

D. Modification. This Separation Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

E. Complete Agreement. This Separation Agreement (including the exhibits hereto and together with those provisions of the Employment Agreement specifically referenced herein), together with the Consultant Agreement and the 2007 Option Agreement, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Separation Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Separation Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, the Company’s rights under any confidentiality, trade secret, proprietary information, inventions or similar agreement to which Executive was a party or otherwise bound are not integrated into this Agreement and such rights of the Company shall continue in effect.

F. Severability. In the event that a court of competent jurisdiction determines that any portion of this Separation Agreement is in violation of any statute or public policy, then only the portions of this Separation Agreement which violate such statute or public policy shall be stricken, and all portions of this Separation Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Separation Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Separation Agreement.

G. Governing Law. This Separation Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Wisconsin, without regard to conflicts of laws principles thereof. Executive submits to the jurisdiction of the courts located in the State of Wisconsin in the event of any proceedings in connection with this Agreement.

H. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Separation Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Separation Agreement and has had ample opportunity to do so.

I. Notices. All notices under this Separation Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(a)	if to the Company:

Rexnord LLC

Attention: General Counsel

4701 Greenfield Avenue

Milwaukee, WI 53214

(b)	if to Executive:

At the address on file with the Company

Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may change its address for purposes of giving future notices pursuant to this Agreement by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.

J. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

K. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL, INCLUDING TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

L. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

M. Headings. The section headings in this Separation Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

N. Taxes. The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Executive the amount required by law to be withheld with respect to such payment or other benefits provided to Executive. Other than as to such withholding right, Executive shall be solely responsible for any taxes due as a result of the payments and benefits received by Executive contemplated by this Separation Agreement.

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I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 12th day of June 2009, at Erie County, PA.

“Executive”

/s/ Alex P. Marini
Alex P. Marini

EXECUTED this 15th day of June 2009, at Milwaukee County, WI.

“Company”

Rexnord LLC
a Delaware limited liability company.

/s/ Patricia M. Whaley
By:	Patricia M. Whaley
Its:	Vice President & General Counsel

EXHIBIT A

RESIGNATION LETTER

Date: September 30, 2009

To: The Board of Directors of Rexnord LLC

From: Alex P. Marini

I hereby resign as an employee, officer, director, member, manager and in any other capacity with Rexnord, LLC and each of its affiliates, effective as of the date set forth above.

/s/ Alex P. Marini
Alex P. Marini

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EXHIBIT B

CONSULTANT AGREEMENT

This Agreement (“Agreement”) is made as of September 25, 2009 by and between Rexnord LLC (the “Company”) and Alex P. Marini, a consultant whose home address is                                               (“Consultant”).

WHEREAS, the Company desires to retain the services of Consultant pursuant to the terms, compensation and conditions set forth below; and

WHEREAS, Consultant desires to be retained by the Company pursuant to the terms, compensation and conditions set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Services.

1.1 The Company hereby engages Consultant and Consultant agrees to provide the following services to the Company (the “Services”): Up to 500 hours of time per year to provide services related to potential corporate acquisitions as well as other duties as requested by the Company, CEO or Company Board of Directors. Consultant will also assist the leader of the Water Management group and other employees in transition related services and foster positive working relationships with key Company and industry contacts.

1.2 Consultant warrants that the Services will be performed in a professional manner to the reasonable satisfaction of Company, that Consultant has all right and authority to provide the Services under the Agreement, and that Company’s receipt of, and use of, the Services and any deliverables according to this Agreement will not infringe any patent, copyright, trademark, or other proprietary, contract, privacy, or moral right of any other person or entity.

2. Compensation.

2.1 Consultant will be paid a consulting fee equal to $200,000.00 annually. Consultant acknowledges that, as he is not an employee of the Company, he is not entitled to be a member of any Company plan which confers any benefits on the employees of the Company, including but not limited to the Company annual incentive program, with the exception of his rights under the Non-Qualified Stock Option Agreement dated April 19, 2007 (“2007 Option Agreement”), 2006 Stock Option Plan of Rexnord Holdings, Inc. (Amended April 19, 2007) (“2006 Option Plan”), Subscription Agreement dated April 10, 2007 (“Subscription Agreement”), Stockholders’ Agreement dated July 21, 2006 (“Stockholders Agreement”) and Joinder to the Stockholders’ Agreement dated April 10, 2007 (“Joinder”).

2.2 All reasonable and necessary actual travel costs and expenses (including food, lodging and personal automobile mileage for travel) incurred by Consultant in connection with the performance of the Services under this Agreement shall be reimbursed by the Company within ten (10) business days of receipt from Consultant of itemized expense statements with appropriate supporting documentation. Any expenses over $5,000.00 must be pre-approved by the president of the Water Management Group or his/her designee. All expenses must be submitted within sixty (60) days of being incurred to be reimbursable.

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2.3 Consultant acknowledges that, as he is an independent contractor, the Company will not be withholding from the fees paid to him any federal or state taxes, or any other statutory payments. Consultant agrees to be responsible for remitting all taxes and statutory payments to the appropriate governmental authorities as required by law.

3. Stock Subscription & Non-Qualified Stock Options.

3.1 The Consultant’s Stock Subscription remains unchanged and continues to be governed by the terms and conditions of the Subscription Agreement, Stockholders Agreement and Joinder.

3.2 Pursuant to Section 3.1(e) of the 2007 Option Agreement, the options discontinue vesting as of the Consultant’s termination of employment on September 30, 2009.

3.3 Section 3.3(b) of the 2007 Option Agreement shall be struck in its entirety and replaced with the following:

The Optionee may exercise the vested options referenced in Section 3.2 of this Agreement at any time during his consultancy or within ninety (90) days after the termination of said consultancy.

4. Term.

4.1 The original term of this Agreement shall be for fifteen months, beginning on October 1, 2009 and terminating on December 31, 2010, and may be renewed for two (2) additional one year terms by mutual written agreement of the parties. The Agreement may be terminated as set forth in Section 4.2 or 4.3, below.

4.2 Payment under this Agreement is guaranteed for the original term unless the Agreement is terminated under Section 4.3 of the Agreement. Subsequent to the original term, should the Agreement be renewed by written agreement of the parties, either party may terminate the Agreement at any time by giving written notice of such termination at least ninety (90) days prior to the date of termination. For termination under this Section 4.2, the Company agrees to pay the Consultant the fees earned by the Consultant up to the date of termination and the expenses reimbursable under this Agreement incurred by the Consultant up to the date of termination. Upon such payment by the Company, the Company will have no further liability to the Consultant for any sum whatsoever including without limitation, loss of profit or any other losses suffered by the Consultant resulting from early termination. Upon written notice of termination, the Consultant shall make no further commitments with respect to the services terminated and shall take all reasonable steps necessary to minimize any costs arising from commitments made prior to receipt of the written notice of termination.

4.3 The Consultant’s death, physical or mental incapacity, or material breach of any of the terms of this Agreement (including, but not limited to, the failure to perform the Services) will constitute a basis for immediate termination of the Agreement. In the event of material breach Company shall only be responsible for undisputed amounts earned by and owed to Consultant.

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4.4 The covenants set forth in Sections 9, 10 and 11 of this Agreement shall survive termination of the Agreement.

5. Independent Contractor. The Consultant’s relationship with the Company shall be that of independent contractor, and nothing in this Agreement shall be construed to create an employer and employee relationship for any purpose. The Consultant has no authority hereunder to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the Company or to bind the Company in any way whatsoever, and Consultant agrees that he will not represent to any third party that he has the authority to do so.

6. Reporting.

6.1 Consultant shall report to Robert Hitt or his designee.

6.2 Consultant will submit a quarterly report on the hours expended, the work accomplished and the expenses incurred.

7. Confidentiality.

7.1 Confidential Information and Materials. Due to and by virtue of his relationship with the Company, Consultant will gain additional knowledge of certain confidential information and materials of the Company. As used herein, the term “confidential information and materials” refers to all information belonging to, used by or in the possession of the Company relating to its business strategies, pricing, customers, technology, programs, costs, employee compensation, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, and trade secrets of every kind and character. This information is a significant asset of the Company.

7.2 Ownership. Consultant hereby acknowledges that all of the confidential information and materials are and shall continue to be the exclusive proprietary property of the Company, whether or not prepared in whole or in part by Consultant and whether or not disclosed to or entrusted to the custody of Consultant. Consultant further acknowledges that all confidential information and materials (to which Consultant has had access or which he has learned during his employment or to which he shall hereafter have access or which he shall hereafter learn), have been disclosed to him solely by virtue of his relationship with the Company and solely for the purpose of assisting him in his services for the Company.

7.3 Nondisclosure and Nonuse. Consultant hereby agrees that he will not disclose any confidential information or materials of the Company, in whole or part, to any person or entity, for any reason or purpose whatsoever, either during the term of this Agreement or for such time as said information shall not have become known to the general public or competitors, unless the Company shall have given its written consent to such disclosure. Consultant further agrees that Consultant shall not use in any manner, other than for and in the course of Consultant’s furtherance of the Company’s business, any confidential information or materials of the Company for Consultant’s own purposes or for the benefit of any other person or entity except the Company, whether such use consists of the duplication, removal, oral use or disclosure, or the transfer of any confidential information or materials in any manner, or such other unauthorized use in whatever manner, unless the Company shall have given its prior written consent to such use.

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8. Inventions.

8.1 Consultant hereby further agrees that he will promptly disclose to the Company any and all inventions, improvements, developments, discoveries, innovations, systems, techniques, ideas, processes, programs, writings or other copyrightable works, and other things which may be of assistance to the Company, whether patentable or unpatentable, relating to or arising out of any development, services, products or business of the Company, and made or conceived by Consultant, alone or with others, from the time of first performing services for the Company until one (1) year after the termination of this Agreement (collectively referred to hereinafter as “Inventions”).

8.2 Consultant further agrees that any Inventions shall be and shall remain the sole and exclusive property of the Company and that he shall, upon the request of the Company, and without further compensation, do all lawful things reasonably necessary to insure the Company’s ownership of such Inventions, including without limitation the execution of any necessary documents assigning and transferring to the Company or its assigns all of Consultant’s rights, title and interest in and to such Inventions and the rendering of assistance in execution of all necessary documents required to enable the Company to file and obtain patents in the United States and foreign countries on any such Inventions.

9. Non-competition and Non-solicitation. Consultant agrees that during the term of this Agreement and for the twenty-four (24) month period following the termination of this Agreement, Consultant will abide by the Non-Solicitation and Non-Competition terms contained in the Employment Agreement entered into by Consultant on February 7, 2007, the terms of which are incorporated herein by reference.

The parties agree that the above restrictions are necessary for the protection of the Company’s goodwill, customer relationships, business methods, future plans and trade secrets, given Consultant’s long-term service, unique skills and position with the Company. The parties further agree that the above restrictions are not unduly harsh or oppressive to the Consultant.

10. Remedies. The parties agree that the remedy at law for breach of the covenants set forth above may be inadequate and that, in addition to any relief at law for any such breach, the Company shall be entitled to injunctive and other equitable relief as a court may grant. In the event a court of competent jurisdiction declares that these covenants are not enforceable or are invalid for any reason, the parties declare it is their intention that such covenants be modified and reformed so that they prohibit or restrict Consultant only to the maximum extent allowed by law.

11. Governing Law & Jurisdiction. All matters with respect to this Agreement shall be governed by the laws of Wisconsin. Consultant submits to the jurisdiction of the courts located in the State of Wisconsin in the event of any proceedings in connection with this Agreement.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

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13. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail to (a) the residence of Consultant, or (b) the principal office of the Company.

14. Amendment; Waiver of Breach. This Agreement may be modified or amended only by a written agreement signed by Consultant and an officer of the Company. The waiver by the Company of a breach of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant. No waiver shall be valid unless in writing and signed by an officer of the Company.

15. Assignment. Consultant acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, Consultant may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

16. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties thereto with respect to Consultant’s relationship with the Company. There are no restrictions, promises, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Consultant		Company

By:	/s/ Alex P. Marini	By:	/s/ Todd A. Adams

		Title:	President & CEO

Dated:	September 25, 2009	Dated:	September 24, 2009

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EXHIBIT C

SUPPLEMENTAL RELEASE AGREEMENT

Alex P. Marini (“Executive”) and Rexnord LLC, a Delaware limited liability company (the “Company”) entered into that certain Employment Separation and General Release Agreement dated September 25, 2009 (the “Separation Agreement”). Capitalized terms in this Supplemental Release Agreement are used as defined in the Separation Agreement if not otherwise defined herein.

1. Release. Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them (hereinafter together and collectively referred to as the “Releasees”) with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future own or hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Supplemental Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any obligation created by or arising out of the Separation Agreement or the Consultant Agreement for which satisfaction has not been acknowledged; (2) any rights as an owner of an equity interest in the Company, including without limitation, any rights under the Subscription Agreement, dated April 10, 2007 and Stockholders’ Agreement, dated July 21, 2006; (3) any right to indemnification that Executive may have pursuant to the Bylaws of the Company, its Certificate of Incorporation or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) or under applicable state law with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical or dental coverage that Executive may have under the Consolidated Omnibus Budget Reconciliation Act; or (6) any rights to payment of benefits that Executive may have under a retirement plan or plans intend to qualify under Section 401(a) of the Code. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993. Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus or other wages), and usual benefits through the date of this Supplemental Release Agreement.

2. Unknown Claims. It is the intention of Executive in executing this Supplemental Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Supplemental Release Agreement and which, if known or suspected at the time of executing this Supplemental Release Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.

3. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Supplemental Release Agreement, he is waiving any and all rights or claims that he may have arising under the ADEA, which have arisen on or before the date of execution of this Supplemental Release Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Supplemental Release Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Supplemental Release Agreement;

(b) He is hereby advised in writing by this Supplemental Release Agreement to consult with an attorney before signing this Supplemental Release Agreement;

(c) He was given a copy of this Supplemental Release Agreement on September 25, 2009 and informed that he had twenty-one (21) days within which to consider the Supplemental Release Agreement and that if he wished to execute this Supplemental Release Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit C-1;

(d) Nothing in this Supplemental Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e) He was informed that he has seven (7) days following the date of execution of this Supplemental Release Agreement in which to revoke this Supplemental Release Agreement, and this Supplemental Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under the Separation Agreement or the Consultant Agreement.

4. No Transferred Claims. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Supplemental Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

I have read the foregoing Supplemental Release Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily and will full understanding of its consequences.

EXECUTED this 25th day of September, 2009, at Erie County, PA.

/s/ Alex P. Marini
Alex P. Marini

EXHIBIT C-1

ACKNOWLEDGEMENT AND WAIVER

I, Alex P. Marini, hereby acknowledge that I was given 21 days to consider the foregoing Supplemental Release Agreement and voluntarily chose to sign the Supplemental Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Wisconsin, that the foregoing is true and correct.

EXECUTED this 25th day of September, 2009, at Erie County, PA.

/s/ Alex P. Marini
Alex P. Marini

EXHIBIT D

ACKNOWLEDGEMENT AND WAIVER

I, Alex P. Marini, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Wisconsin, that the foregoing is true and correct.

EXECUTED this 12th day of June, 2009, at Erie County, PA.

/s/ Alex P. Marini
Alex P. Marini